October __, 2008

Kaiser Ventures LLC
3633 Inland Empire Blvd., Suite 480
Ontario, CA 91764

Re:	Transfer of Units

Ladies and Gentlemen:

You have asked me to serve as special counsel for Kaiser Ventures, LLC (the “Partnership”), for the limited purpose of issuing to you opinions with respect to the lack of adverse tax consequences for the Partnership if it transfers the Class A units of the Partnership (“Units”) purchased by affiliates of MacKenzie Patterson Fuller, LP (“MPF”), even if such transfers exceed the 2% safe-harbor established by Treasury Regulation §1.7704-1(j).

This opinion letter is to be interpreted in accordance with customary practice as to the matters addressed, the meaning of the language used and the scope and nature of the work we have performed.

A.	Documents and Matters Examined

In preparing this opinion letter, we have examined copies of the following documents:

1.	A copy of the Partnership’s Operating Agreement (the “Operating Agreement”);

2.	Copies of the tender offer sent by MPF to members of the Partnership pursuant to which MPF made its tender offer for Units.

3.	Copies of the completed Partnership transfer forms signed by members pursuant to which they sold their Units to MPF.

B.	Assumptions

In our examinations, we have assumed the genuineness of all signatures, the proper authority and legal capacity of the signers, the authenticity of all documents submitted to us as originals, the conformity to the original of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of the originals of all such latter documents, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents. For purposes of this opinion letter we have relied on the following additional assumptions:

1.
The Partnership has been organized and has been and will be operated at all times during its existence in accordance with the Articles of Organization and the provisions of the Operating Agreement, and all applicable state statutes pertaining to limited liability companies;

2.	No action has been taken to dissolve or terminate the Board of Managers or the Partnership;

3.
Neither the Partnership nor any member has elected (or is deemed to have elected) or will elect (or will be deemed to elect) to be excluded from the partnership provisions of the Internal Revenue Code (the “Code”);

4.	The Partnership has not elected and will not elect to be taxed as a corporation for Federal income tax purposes;

C.	Opinions

Based upon the foregoing examinations and assumptions, and subject to the qualifications and exclusions herein set forth, I am of the opinion that:

1.
The Units are not and will not be (i) listed on an “established securities market,” or (ii) readily tradable on a “secondary market or the substantial equivalent thereof,” as such terms are used in the Internal Revenue Code, applicable Treasury Regulations, and cases, rulings, and pronouncements issued by the Internal Revenue Service, courts of law, and other governmental authorities. Thus, the Partnership will not be taxed as a publicly traded partnership.  I have arrived at this opinion for the following reasons:

a.
Treasury Regulation 1.7704(c)(1) states that “Interests in a partnership that are not traded on an established securities market (within the meaning of section 7704(b) and paragraph (b) of this section) are readily tradable on a secondary market or the substantial equivalent thereof if, taking into account all of the facts and circumstances, the partners are readily able to buy, sell, or exchange their partnership interests in a manner that is comparable, economically, to trading on an established securities market.”  The Units purchased by MPF were purchased pursuant to a tender offer mailed to investors by MPF.  MPF determined the price it was willing to offer, the timing of the offer, and the terms of the offer.  The sellers were only able to sell their units for a limited period of time (during the offer period) and for a set price and according to set terms.  This is completely unlike an established securities market where a buyer and seller arrange to trade a security based upon market forces and timing.  Thus, the Partnership can transfer the units purchased by MPF without facilitating the operation of a secondary market, because tender offers do not resemble a marketplace or the substantial equivalent thereof.  This opinion is valid regardless of the number of Units transferred pursuant to such tender offer.

b.
Treasury Regulation 1.7704(c)(2) sets forth four situations in which partnership units will be considered to be readily tradable on a secondary market of the substantial equivalent thereof, and the Partnership’s units do not fall within those situations, even assuming the Partnership transfers the units purchased by MPF.  Transferring the units purchased by MPF will not cause: (1) interests to be regularly quoted by any person making a market in the interests (MPF does not resell its assets in the regular course of business and is not a licensed broker dealer), (2) there to be any person who regularly makes available to the public bid or offer quotes and stands ready to effect by or sell transactions (MPF does not regularly make offers for units in the Partnership and does not stand ready to effect transactions at any time), (3) there to be a readily available, regular, and ongoing opportunity to sell or exchange the interest through a public means of obtaining or providing information of offers to buy, sell, or exchange units (MPF’s tender offer was a one-time transaction; even subsequent offers, if made, would be isolated, irregular, and non-public), (4) prospective buyers and sellers to otherwise have the opportunity  to buy, sell, or exchange interests in the Partnership in a time frame and with the regularity and continuity that is comparable to that described in the other provisions.

c.
Now that the tender offer made by MPF is over, there is no other opportunity for sellers to sell their units without finding a willing buyer on their own.  In other words, there is no marketplace into which a seller can offer the units for sale.  This is the sine qua non of a marketplace.

2.
The Partnership will continue to be treated as a partnership, and not a corporation or entity or association taxable as a corporation, for U.S. federal and applicable state and local tax purposes notwithstanding the proposed transfer of units to be purchased by affiliates of MPF.

D.	Qualifications and Exclusions

The opinions expressed in this letter are made subject to and are qualified by the following:

1.	The law covered by the opinions above is limited to the federal income tax law of the United States.

2.
I have not examined, and I do not opine, as to any laws, regulations or ordinances of any state, county, municipality or other local governmental agency or of any foreign country, except as described above.

3.
The opinions above are based on the provisions of the Internal Revenue Code (the “Code”), Treasury Regulations promulgated under the Code, published revenue rulings and revenue procedures of the Internal Revenue Service (“IRS”) private letter rulings, existing court decisions, and other authorities available, as of the date of this letter, and the application of those authorities to the facts pertaining to the transfer of Units.  Future legislative or administrative changes or court decisions, which may or may not be retroactive in application, or any change in facts from those upon which our opinion is based, may significantly modify the opinion set forth in this letter.  It should be noted that no ruling has been sought from the IRS with respect to the federal income tax consequences of the transfer of Units to MPF, and this opinion letter is not binding on the IRS or any court. I have has no obligation to defend these opinions if the IRS should contest the opinions set forth herein in any formal or informal administrative proceeding or in any trial or appellate proceedings.

4.
This opinion letter is delivered as of its date and I do not undertake to advise you or anyone else of any changes in the opinion expressed herein resulting from changes in law, changes in facts or other matters that hereafter might occur or be brought to our attention that did not exist on the date hereof or of which I had no knowledge.

This opinion letter may be relied upon by you only in connection with the transfer of Units in the Partnership to MPF. This opinion letter may not be filed or furnished to any other person, or any governmental agency, or any member or prospective investor in the Fund, and may not be quoted in whole or in part or otherwise referred to in any context without, in each instance, my prior written consent, and without, in each instance, the exercise of due diligence on your part to verify that there are no material errors or omissions of fact and no changes in the facts or in the texts of the documents you have provided to me.

Very truly yours,

Dan Dahlen, Esq.